EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To The Board of Directors

China Clean Energy, Inc.

We consent to the use of our report dated March 27, 2009 on the consolidated financial statements of China Clean Energy Inc as of December 31, 2008 and for the related statements of income, shareholders’ equity and cash flows for the year then ended, included herein on the registration statement of China Clean Energy Inc on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

April 29, 2009